Exhibit 99.1

FOR IMMEDIATE RELEASE ATTENTION: FINANCIAL AND BUSINESS EDITORS

Contact:	Florence Doller SVP and Director of Corporate Communications 607.337.6118 / fdoller@nbtbank.com

NBT BANCORP PROMOTES WILES TO EXECUTIVE VICE PRESIDENT

NORWICH, NY (October 24, 2017) – NBT Bancorp Inc. (NBT) (NASDAQ: NBTB) President and CEO John H. Watt, Jr. announced that Chief Credit Officer and Chief Risk Officer Amy Wiles has been promoted to Executive Vice President.

Wiles has over 35 years of experience in banking. She joined NBT in 2015 as Senior Vice President and Chief Credit Officer. Earlier this year, she assumed the additional role of Chief Risk Officer and now provides leadership for NBT’s Credit Administration and Risk Management Divisions.

“Amy has demonstrated strong leadership skills and technical expertise as a member of NBT’s management team, and I look forward to her ongoing contributions to the success of our organization,” said Watt.

Prior to joining NBT, Wiles was Executive Vice President and Group Credit Executive for Key Bank’s Community Bank Division where she was responsible for supporting growth and maintaining credit risk standards for diversified portfolios across Key Bank’s footprint. Before that, Wiles was employed by JP Morgan Chase.

Wiles is a member of the national Risk Management Association’s Credit Risk Council and their Mid-Tier Bank Council. She also serves as a board member for the Volunteer Lawyers Project of Onondaga County, Inc. A native of Syracuse, NY, Wiles earned her bachelor’s degree from Colgate University and her MBA from the University of Pennsylvania’s Wharton School of Business.

NBT Bancorp Inc. is a financial holding company headquartered in Norwich, NY, with total assets of $9.2 billion at September 30, 2017. The company primarily operates through NBT Bank, N.A., a full-service community bank and through two financial services companies. NBT Bank, N.A. has 152 banking locations in six states, including New York, Pennsylvania, Vermont, Massachusetts, New Hampshire and Maine. EPIC Advisors, Inc., based in Rochester, NY, is a full-service 401(k) plan recordkeeping firm. NBT-Mang Insurance Agency, based in Norwich, NY, is a full-service insurance agency. More information about NBT and its divisions is available online at: www.nbtbancorp.com, www.nbtbank.com, www.epic1st.com and www.nbtmang.com.